Exhibit 10.1

Non-Employee Director Stock Option Agreement | | Optionee’s Copy | | Company’s Copy

FTI CONSULTING, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

STOCK OPTION AGREEMENT

To [                    ] (“Optionee”):

FTI Consulting, Inc. (the “Company”) has granted (the “Award”) you an option (the “Option”) under the FTI Consulting, Inc. Non-Employee Director Compensation Plan, as amended from time to time (the “Plan”), to purchase [            ] shares of the common stock, $0.01 par value (“Common Stock”) of the Company (the “Shares”), at $[            ] per share (the “Exercise Price”). The effective date of grant is [                    , 20__] (the “Grant Date”).

This agreement (the “Agreement”) evidences the grant of the Option, which is subject in all respects to the applicable provisions of the Plan and the FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan, as Amended and Restated Effective October 25, 2006, as further amended from time to time (the “LTIP”). This Agreement incorporates the Plan and the LTIP by reference and specifies other applicable terms and conditions of your Option. Copies of the Plan, the Supplemental Prospectus for the Plan, as amended from time to time (the “Supplemental Prospectus”), the LTIP and the Prospectus for the LTIP, as amended from time to time (the “LTIP Prospectus”), are attached. You may request additional copies of the Plan, the Supplemental Prospectus, the LTIP or the LTIP Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the LTIP Prospectus (described more fully at the end of the LTIP Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally. This Agreement and the Award of the Option for the Shares are made pursuant to either Section 4.4 or Section 5.2 of the Plan.

All terms not defined by this Agreement have the meanings given in the Plan or the LTIP, as applicable. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be so construed.

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Option:

(1)	Vesting and termination of the Option.

a.	Except as provided otherwise in this Agreement, you may exercise the Option to purchase Shares in accordance with the provisions marked with an [X] below:

i.	[ ] The Option shall be fully vested and exercisable as to one hundred percent (100%) of the Shares as of the Grant Date.

ii.	[ ] The Option shall be unvested and unexercisable as of the Grant Date. The Option shall become vested and exercisable as to one-twelfth (1/12th) of the Shares three months after the Grant Date, and as to an additional one-twelfth (1/12th) of the Shares on such date every third month thereafter through the three-year anniversary of the Grant Date, provided that you are a Non-Employee Director on the applicable vesting date.

b.	The Option will expire at 5:00 p.m. Eastern Time on [ , 20 ].

c.	The Option will become exercisable in full immediately before the occurrence of a Change in Control, as defined in the LTIP.

d.	The Option will become vested and exercisable in full upon your death or Disability (as hereafter defined). For purposes of this Agreement, “Disability” means the inability to perform services on the Board by reason of any medically determinable physical or mental impairment that is expected to result in death or last for a continuous period of not less than twelve months. The “Committee” (which for purposes of this Agreement means the Board or the Committee as defined under the LTIP, as applicable) may require such proof of Disability as the Committee in its sole discretion deems appropriate and the Committee’s good faith determination as to whether and when you are totally and permanently disabled will be final and binding on all parties concerned.

e.	You may exercise the Option only in multiples of whole Shares and may not exercise the Option as to fewer than one hundred shares (unless the Option is then exercisable for fewer than one hundred Shares) at any one time. At the time of exercise, the Company will round down any fractional shares but will not make any cash or other payments in settlement of fractional shares eliminated by rounding.

(2)	Subject to this Agreement, the Plan and the LTIP, you may exercise the Option only by notice to the Company, in such form and manner as the Committee may require, on or before the Option’s expiration date or earlier forfeiture. Each such notice must:

a.	state the election to exercise the Option and the number of Shares with respect to which it is being exercised;

b.	contain such representations as the Company may require; and

c.	be accompanied by full payment of the Exercise Price payable for the Shares or properly executed, irrevocable instructions, in such manner and form as the Committee may require, to effectuate a broker-assisted cashless exercise through a brokerage firm acceptable to the Committee. The Exercise Price may be paid to the Company via cash, check, money order or wire transfer, and subject to such limits as the Committee may impose from time to time, tender (via actual delivery or attestation) of other shares of the Company’s Common Stock previously owned by you.

For all purposes of the Plan, the date of exercise will be the date on which you have delivered the notice and any required payment (or, in the case of a broker-assisted cashless exercise, irrevocable broker instructions acceptable to the Committee) to the Company.

(3)	You will forfeit any unvested portions of the Option, after giving effect to the provisions of Paragraph (1) above, upon the date on which you cease to serve as a Non-Employee Director of the Board, but the vested portions of the Option will remain exercisable for the remainder of its term.

(4)	As soon as practicable after exercise of the Option, the Company will deliver a share certificate to you, or deliver Shares electronically or in certificate form to your designated broker on your behalf, for the Shares issued upon exercise. Any share certificates delivered or Shares delivered electronically will, unless the Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Shares.

(5)	The Company may postpone the issuance and delivery of any Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

a.	the completion or amendment of any registration of the Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

b.	compliance with any requests for representations; and

c.	receipt of proof satisfactory to the Company that a person seeking to exercise the Option after your death is authorized and entitled to exercise the Option.

(6)	You may not exercise the Option if the issuance of the Shares upon such exercise would violate any applicable federal securities laws or other laws or regulations.

(7)	This Agreement, the Plan and the LTIP contain the entire agreement between you and the Company with respect to the Option.

(8)	You understand and agree that you will not be deemed for any purpose to be a stockholder of the Company with respect to any of the Shares unless and until they have been issued to you after your exercise of this Option and payment for the Shares.

(9)	This Option cannot be assigned, transferred, pledged, hypothecated, or disposed of in any way and cannot be subject to execution, attachment or similar process; however, the Option is transferable by way of will or the laws of descent and distribution. During your lifetime, only you (or, if you are disabled, a guardian or legal representative) may exercise the Option.

(10)	You understand and agree that the existence of this Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, including that of its subsidiaries, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company's or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(11)	The Company is not required to, and the Company will not, deduct from any compensation or any other payment of any kind due to you the amount of any federal, state, local or foreign taxes required to be paid by you in connection with the Option. You expressly acknowledge that you are solely responsible for the payment of any such federal, state, local or foreign taxes, and you may not rely on the Company for any assistance with regard to withholding or paying such taxes.

(12)	The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award, the Option or the Shares will be brought in the federal or state courts in the districts, which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

(13)	The Committee may make various adjustments to your Option, including adjustments to the number and type of securities subject to the Option and the Exercise Price, in accordance with the terms of the Plan. In the event of any transaction resulting in a Change in Control (as defined in the LTIP) of the Company, the Option will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of the Option by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, you will be permitted, immediately before the Change in Control, to exercise the Option.

(14)	This Agreement may be amended from time to time by the Committee in its discretion; however, this Agreement may not be modified in a manner that would have a materially adverse affect on the Option or Shares, as determined by the Committee, except as provided in the Plan or in a written document signed by you and the Company.

(15)	Any notice that you are required to give the Company under this Agreement must be delivered to the Secretary of the Company or his or her designee at the principal executive office of the Company. Notice will be deemed to have been duly delivered when received by the Secretary or his or her designee in such form and manner as the Company finds to be acceptable.

(16)	Wherever a conflict, ambiguity or inconsistency may arise between the terms of this Agreement and the terms of the Plan or the LTIP, the terms of the Plan or the LTIP, as applicable, will control.

{Signature page follows}

IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed this                  day of                 , 20        .

FTI CONSULTING, INC.

By:

Name:

Title:

OPTIONEE’S ACKNOWLEDGMENT AND SIGNATURE

I acknowledge receipt of a copy of the prospectus for the Plan and the prospectus for the LTIP, attached hereto. I represent that I have read it and am familiar with the Plan’s and the LTIP’s terms. I accept the Option subject to all of the terms and provisions of this Agreement and of the Plan and the LTIP under which it is granted, as the Plan or the LTIP may be amended in accordance with their terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under the Plan or the LTIP with respect to the Option.

Signature of Optionee

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